EXHIBIT 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A PARTICIPATING PREFERRED STOCK

OF

VALEANT PHARMACEUTICALS INTERNATIONAL

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

     The undersigned, Bary G. Bailey, Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals International, a Delaware corporation (the “Corporation”), hereby certifies that no shares of Series A Participating Preferred Stock of the Corporation (the “Series A Participating Preferred Stock”) have been issued and that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”), and pursuant to Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution designating additional shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation as “Series A Participating Preferred Stock”:

     RESOLVED, that pursuant to the authority vested in the Board of Directors pursuant to Section 1 of Subsection A.2. of Article Fourth of the Restated Certificate of Incorporation, one million (1,000,000) additional shares of Preferred Stock are hereby designated as “Series A Participating Preferred Stock” so that the total number of preferred shares of the Corporation designated as “Series A Participating Preferred Stock” is increased from one million (1,000,000) to two million (2,000,000) shares of Preferred Stock, and that the voting powers, preferences and relative, participating, optional and other special rights of the additional shares of Series A Participating Preferred Stock, and the qualifications, limitations or restrictions thereof are the same as those of the Series A Participating Preferred Stock set forth in the Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, this Certificate of Designation has been executed by the undersigned as of this 5th day of October, 2004.

/s/ Bary G. Bailey
Bary G. Bailey Executive Vice President and Chief Financial Officer

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